To the Board of Directors and Shareholders
Portfolio Partners, Inc.:

We have audited the accompanying statements of assets and liabilities, including the schedules of investments of PPI MFS Emerging Equities Portfolio, PPI MFS Research Growth Portfolio, PPI MFS Capital Opportunities Portfolio, PPI Scudder International Growth Portfolio, PPI T. Rowe Price Growth Equity Portfolio, PPI Alger Growth Portfolio, PPI Alger Aggressive Growth Portfolio, PPI Brinson Tactical Asset Allocation Portfolio, PPI DSI Enhanced Index Portfolio, PPI Goldman Sachs Capital Growth Portfolio, PPI OpCap Balanced Value Portfolio, PPI Salomon Brothers Investors Value Portfolio, PPI Salomon Brothers Capital Portfolio, series of Portfolio Partners, Inc. (the Portfolios), as of December 31, 2001, and the related statements of operations for the year or period then ended, the statements of changes in net assets for each of the years or periods presented. These financial statements and financial highlights are the responsibility of the Portfolios' management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2001 by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Portfolios as of December 31, 2001, the results of their operations for the year or period then ended, the changes in their net assets for each of the years in the two-year period then ended and financial highlights for each of the years or periods presented, in conformity with accounting principles generally accepted in the United States of America.


Boston, Massachusetts
February 8, 2002